EXHIBIT 5.1

November 12, 1998

Board of Directors
Environmental Remediation Holding Corporation
3-5 Audrey Avenue
Oyster Bay, NY 11771

Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about November 17, 1998, in connection with the registration under the Securities Act of 1933, as amended, of 550,000 shares of the Company's Common Stock, no par value (exclusive of any securities associated therewith, the "Stock") and 300,000 of the Company's Warrants, no par value exercisable into the Company's Common Stock to be sold by you pursuant to the Company's Stock Compensation Plans dated January 24, 1997, May 1, 1998, October 1, 1998 and October 28, 1998 respectively the "Plans").

As your counsel, we have examined the proceedings relating to and action taken by you in connection with the adoption of the Plans.

It is our opinion that the 550,000 shares of the Stock and the 300,000 warrants that may be issued and sold by the Company pursuant to the Plans, when issued and sold in the manner provide in the Plans, will be validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In providing this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Commission thereunder.


Very truly yours,

/s/ MINTMIRE & ASSOCIATES